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                                                                       EXHIBIT j



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 15, 2002, relating to the financial statements and financial highlights which appears in the December 31, 2001 Annual Report of Baird Intermediate Bond Fund, Baird Core Bond Fund, Baird Aggregate Bond Fund and Baird Intermediate Municipal Bond Fund (four of the portfolios constituting Baird Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
January 2, 2003